Exhibit 99.1

INVESTOR PRESENTATION May 22, 2024 I Nasdaq: IONM

COMPANY OVERVIEW

HISTORIC ASSURE BUSINESS MODEL

Assure Holdings is a **healthcare services** company providing best-in-class, outsourced **Intraoperative NeurophysiologicalMonitoring ("IONM")**

IONM MEDICAL SERVICES

A group of procedures used during surgery that assists surgeons in preventing damage and preserving functionality of the nervous system.[1]

Technologist

- Assure employed board-certified technologist on- site with surgeon in operating room
- Performs ~200 managed cases/year*

Tele-Neurology

- Neurologist services performed remotely
- Low fixed cost per case with neurology partner
- Highly scalable

ASSURE OPERATIONS

Providing technical and professional medical services



OPERATING ROOM
SURGEON
PATIENT
TECHNOLOGIST
REMOTE NEUROLOGY SERVICES
REMOTE PROVIDER

* See Safe Harbor for definition of managed cases

1 https://www.hopkinsmedicine.org/neurology_neurosurgery/centers_clinics/ionm/

OVERVIEW • In September 2023, the Board of Assure directed management to evaluate strategic alternatives for the business due to rapid declines in out of network medical reimbursement rates. Management was requested to present options to retain value in the public vehicle and disposal of the clinical operations and related assets. • Management reviewed and assessed seventeen M&A candidates choosing Danam Health, Inc. (“Danam”) as the merger candidate. • On February 12, 2024, Assure entered into an Agreement and Plan of Merger with Danam. • On March 20, 2024, Assure submitted its plan of compliance with Nasdaq to maintain its listing, requesting until July 22, 2024, to complete the merger with Danam. • On March 26, 2024, Assure closed the sale of the clinical assets to MPower. • On May 3, 2024, Assure filed its preliminary Form S-4 with the SEC. • On May 13, 2024, the Nasdaq panel approved Assure’s plan of merger with Danam. • On May 14, 2024, Assure’s shareholders approved the increase in authorized capital to 250,000,000 shares. • Assure will seek shareholder approval in the second calendar quarter 2024 for approval of the Assure & Danam merger and plans to close the transaction prior to the Nasdaq panel deadline of July 22, 2024.

PROPOSED BUSINESS COMBINATION

BUSINESS COMBINATION • On February 12, 2024, Assure entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danam Health, Inc. (“Danam”). • Upon shareholder approval, a newly-formed subsidiary of Assure will merge with and into Danam, with Danam surviving the Merger as a wholly-owned subsidiary of Assure; Danam will be deemed the accounting acquirer and therefore the combined company will be required to satisfy all applicable initial Nasdaq listing requirements. • Following closing of the Merger, the former Assure equityholders are expected to own approximately 10% of the outstanding capital stock and the equityholders of Danam are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis. • The Merger will result in a combined company that will focus on pharmaceutical and healthcare services that will advance Danam’s micro health ecosystem, and is anticipated to include a portfolio of companies with pharmacy, wholesale operations and a technology division with a novel platform for hub and clinical services. • Relevant pro forma financial information can be found in the recently filed Registration Statement on Form S-4. See “Legal Disclaimers”.

COMPANY OVERVIEW

EXECUTIVE SUMMARY Danam Health is a pharmaceutical healthcare services company providing integrated solutions across its technology platform, specialty pharmacy and wholesale operations TECH AND HUB PLATFORM • Digital pharmacy and hub platform • Nationwide network of pharmacies • Same-day local delivery CLINICAL CONCIERGE SERVICES • Clinical concierge services • Direct-to-consumer mail order • 35 state licenses DISTRIBUTION • Wholesale distributor • Accredited in all 50 states • 75+manufacturer relationships DANAM HEALTH WILL OWN 100% OF EACH SUBSIDIARY DELAWARE BASED C-CORP (FOR TAX PURPOSES)

COMPANY OVERVIEW Danam Health provides efficiencies, data analytics, market access and convenience for patients, pharmacies, providers, pharmaceutical manufacturers, and payors/PBMs QUICK FACTS SIGNIFICANT INDUSTRY ACCREDITATIONS PHARMACEUTICAL NETWORK VERTICAL ALIGNMENT OPPORTUNITIES • Technology Platform Patents pending: ⚬ Method and apparatus for prescription management • $35M of pharmaceuticals products distributed in 2023 • 50+ employees • Accredited Drug Distributor in all 50 states 4500+ Pharmacies 75+ MFR Contracts Health/Hospital Systems, Concierge Medicine, Employer Groups Payors/ PBMs NABP Digital Pharmacy Accreditation coming soon.

Danam Health

COMPETITIVE DIFFERENTIATION

PATIENT

PROVIDER

MANUFACTURER

DIGITAL PHARMACY PLATFORM

Deliv+Meds™ Wellgistics

LOCAL, INDEPENDENT PHARMACIES

- Fills prescription and provides:
  - Clinical care expertise
  - Personalized patient relationships
  - Improved healthcare outcomes
- Flexible in-store pick up or delivery

Leveraging the bricks and mortar of independent, locally-owned pharmacies to create a powerful combination capable of delivering Rxs in hours

- Provider sends Rx to pharmacy via DelivMeds
- Prior Authorization services provided
- Manufacturer copay or discount cards applied
- Patient selects independent pharmacy via app

- "Clean" Rx transferred to local pharmacy
- Wellgistics provides product distribution
- Community Specialty Pharmacy provides mail order option in areas with geographic coverage gaps

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Viable channel:

- 19,000+ Pharmacies
- $47 Billion market
- 1.3 Billion Rxs annually
- Rooted in communities

HIGHLY ATTRACTIVE BUSINESS MODEL

MARKET OVERVIEW TOTAL REACH MARKET $430 Billion  Total Rx drug spend + adherence + hub services market TARGET MARKET SERVED MARKET CURRENT MARKET $180 Billion Total Retail Rx market + adherence + hub services market $5.4 Billion Independent Retail Rx wholesale distribution (including specialty, less “Big 3” market share) + adherence + hub services market $35.8 Million Independent Retail Rx wholesale distribution (including specialty) + product fulfillment + adherence + hub services market Capturing just 5% of serviceable market equates to $300M of potential revenue

Danam Health

DANAM HEALTH PLATFORM

Technology Platform provides comprehensive integrated solutions that drive value to key healthcare stakeholders while monetizing data, services and channel access

DRIVING VALUE ACROSS THE "5-PS"

PATIENT	PHARMACY	PROVIDER	PHARMA MANUFACTURER	PAYOR/ PBM
Adherence	**Adherence**	**Adherence**	**Adherence**	**Adherence**
Autonomy & Convenience	Increased Rxs	Transparent Reporting	Transparent Reporting	Transparent Reporting
Clinical Tools	Operational Efficiency	Improved HEDIS Scores	Prior Authorization	Prior Authorization
Cost Savings	Prior Authorization	Improved Health Outcomes	Channel Access	Improved Health Outcomes
Improved Health Outcomes	Higher Margin Products	Patient Access to Innovative Therapies	Product Market Access	Reduced Expenses/Plan Savings

BUSINESS WORKFLOW Delivering interoperable solutions to key constituents across the healthcare ecosystem PHARMA MANUFACTURER DATA DATA PROVIDER PATIENT PAYOR/ PBM DATA DATA

DISTRIBUTION CLINICAL CONCIERGE SERVICES TECH AND HUB PLATFORM

Health Distribution Tech & Hub Pharmacy

Tim Canning CEO Dr. Shafaat Pirani, PharmD, BCGP EVP & CCO Brian Norton EVP Supply Chain Chuck Wilson COO LEADERSHIP TEAM Vishnu Balu VP Finance

Suren Ajjarapu Prashant Patel Don Anderson Chairman Sajid Syed Vice Chairman Boardmember Boardmember Mr. Suren Ajjarapu is a founder/Chairman of Danam Health, Inc. Mr. Ajjarapu is an entrepreneur with leadership experience, extensive executive management, and corporate board experience. Mr. Ajjarapu is an accomplished corporate strategist, fundraiser, and marketer. His vision and expertise in business performance have driven notable enterprise growth in the Pharmaceuticals, eVTOL, Biofuels and Information Technology sectors. Offering a rare blend of creative and operational strengths, Mr. Ajjarapu has demonstrated the capability to deal with cross-cultural, socio-economic, and geo-political boundaries as well as to expand or launch new businesses on a global basis with a keen sense of time to market. His strategic approach to developing and executing growth strategies, reducing cost basis, P&L oversight, maintaining business competitiveness, building world-class organizations, and increasing shareholders’ value is reflected in his work with multiple public companies, notably as Chairman/CEO of TRXADE Health, Inc. (NASDAQ: MEDS), Chairman/CEO of Kernel Group Holdings, Inc. (NASDAQ: KRNL), Chairman/CEO of OceanTech Acquisitions I Corp. (NASDAQ: OTAC) Chairman/CEO of PowerUp Acquisition Corp. (NASDAQ: PWUP), Board Member of Ocean Biomedical, Inc. (NASDAQ: OCEA), and Board Member of Tevogen Bio Holdings Inc. (NASDAQ: TVGN). Mr. Prashant Patel, an entrepreneur and registered Pharmacist, brings extensive experience across the pharmaceutical supply chain, from Retail/Community Pharmacy ventures to pharmaceutical distribution and sales. His consultancy work has focused on optimizing return logistics for pharmaceutical companies, showcasing his vision for transparency and efficiency. With a BPharm from the University of Nottingham/UK and an MSC in Transport, Trade & Finance from Cass Business School, City University, UK, Mr. Patel combines academic rigor with practical industry expertise. Mr. Anderson brings over forty-five years of healthcare and pharmacy industry experience, culminating in his recent retirement as President & CEO of Independent Pharmacy Cooperative (IPC) from 2009-2022, the nation's largest group purchasing organization serving over 10,000 independent pharmacies. Prior to IPC, he held executive roles at Long's Drug Stores and Professional Homecare Services, among others. With expertise spanning mergers and acquisitions, business operations, sales, and marketing, Mr. Anderson has served on numerous boards, including the Federation of Pharmacy Networks and Choice Rx Solutions. He holds a Bachelor of Science in Business and a Master of Business Administration. Sajid Syed, RPh, Chairman of Princeton Stone House Capital, is a distinguished figure in the pharmaceutical industry, having founded and sold successful pharmaceutical service companies like InfuRx and Sanovia Corporation. As President of Acro Pharmaceutical Services, he oversaw its acquisition by Lincare before its eventual sale to CVS Health Corporation. Currently, he chairs Apovia, a pharmacy management group in Philadelphia, while also actively participating in community service and serving on nonprofit boards, showcasing his multifaceted contributions to both industry and society. BOARD OF DIRECTORS

Additional Information and Where to Find It This communication may be deemed to be solicitation material with respect to the proposed transactions between Assure and Danam Health Inc. In connection with the proposed transaction, Assure has filed relevant materials with the SEC, including a registration statement on Form S-4, filed with the SEC on May 3, 2024,that contains a prospectus and a proxy statement. Assure will mail the proxy statement/prospectus to the Assure and Danam stockholders, and the securities may not be sold or exchanged until the registration statement becomes effective. Investors and securityholders of Assure and Danam are urged to read these materials when they become available because they will contain important information about Assure, Danam and the proposed transactions. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Assure may file with the SEC or send to securityholders in connection with the proposed transactions. Investors and securityholders may obtain free copies of the documents filed with the SEC, once available, on Assure’s website at www.assureneuromonitoring.com, on the SEC’s website at www.sec.gov or by directing a request to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Participants in the Solicitation Each of Assure and Danam and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Assure in connection with the proposed transaction. Information about the executive officers and directors of Assure are set forth in Assure’s Definitive Proxy Statement on Schedule 14A relating to the 2023 Annual Meeting of Stockholders of Assure, filed with the SEC on December 5, 2023 and in Assure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024. Other information regarding the interests of such individuals, who may be deemed to be participants in the solicitation of proxies for the stockholders of Assure are set forth in the proxy statement/prospectus, which is included in Assure’s registration statement on Form S-4 filed with the SEC on May 3, 2024. You may obtain free copies of these documents as described above. Cautionary Statements Regarding Forward-Looking Statements This communication contains forward-looking statements based upon the current expectations of Assure and Danam. Forward-looking statements involve risks and uncertainties and include, but are not limited to, statements about the structure, timing and completion of the proposed transactions; the listing of the combined company on Nasdaq after the closing of the proposed merger; expectations regarding the ownership structure of the combined company after the closing of the proposed merger; the expected executive officers and directors of the combined company; the expected cash position of each of Assure and Danam and the combined company at the closing of the proposed merger; the future operations of the combined company; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to timely obtain stockholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Assure and Danam to consummate the proposed merger, as applicable; (iii) risks related to Assure’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) the risk that as a result of adjustments to the exchange ratio, Assure stockholders and Danam stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Assure’s common stock; (vii) unexpected costs, charges or expenses resulting from either or both of the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its business plan; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transactions, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Assure’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, and in other filings that Assure makes and will make with the SEC in connection with the proposed transaction, including the proxy statement/prospectus described under “Additional Information and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Except as required by law, Assure expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. LEGAL DISCLAIMERS